Exhibit 10.6

AMENDMENT NO. 1 TO LOAN AGREEMENT

This Amendment No. 1 to Loan Agreement (“Amendment”) is made effective as of August 8, 2014 (the “Effective Date”), by and between Rock Creek Pharmaceuticals, Inc. (f/k/a Star Scientific, Inc.) (the “Company”) and John Joseph McKeon (“Lender”). Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement (as defined below).

WHEREAS, on March 12, 2014, the Company and Lender entered into a Loan Agreement (the “Agreement”), pursuant to which Lender agreed, subject to certain terms and conditions, to lend the Company up to $5.8 million; and

WHEREAS, the parties desire to amend the Agreement as set forth herein.

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1. AMENDMENT TO AGREEMENT

1.1.          Effective as of the Effective Date, the following language shall be deleted in its entirety from Section 1.2(a) of the Agreement:

“Notwithstanding the foregoing, any amounts available to be drawn by the Company at the expiration of the Term may, with ten (10) calendar days prior written notice to the Lender (“End of Term Notice”), be drawn at once by the Company in a single Advance (an “End of Term Advance”), it being understood that any End Of Term Advance shall be reduced by any Third Party Financing (as defined below). The Company shall be permitted, with respect to an End of Term Advance, to require Lender to immediately exercise its conversion rights specified in Section 4 of this Agreement for the entire amount that is drawn by the Company in such single Advance, and the Company shall specify in its End of Term Notice the amount of such Advance and its intention to require Lender to exercise such conversion rights. Notwithstanding the foregoing, Lender shall not be required to exercise such conversion rights with respect to an End of Term Advance if such exercise would cause the Ownership Cap (as defined below) to be violated (it being understood that Lender would be required to exercise such conversion rights up to an amount that is directly below such Ownership Cap, if the Company were to so specify). Any amounts not converted by Lender with respect to an End of Term Advance may, at the election of the Company, be repaid in cash or remain outstanding.”

1.2.         Effective as of the Effective Date, all other references in the Agreement to an “End of Term Advance” shall be deleted, including, but not limited to the reference in Section 2 of the Agreement.

1.3.          Effective as of the Effective Date, the third to last sentence of Section 1.2(a) of the Agreement shall be deleted in its entirety and replaced with the following sentence:

“Notwithstanding the foregoing, if the Company consummates a third party financing during the Term (“Third Party Financing”), Lender shall have the discretion to reduce the total amount of Advances made to the Company thereafter, on a dollar for dollar basis, by the amount of the proceeds received by the Company from such Third Party Financing; provided, however, that the financing transactions to be entered into on August 8, 2014 between the Company and Lender and the Company and various other investors shall not constitute a third party financing and shall not be included in the definition of “Third Party Financing” for purposes of this Agreement.”

1.4.          Effective as of the Effective Date, the second to last sentence of Section 1.6 of the Agreement shall be deleted in its entirety and replaced with the following:

“The Company shall not be permitted to request any Advance until such time as the Company has no more than Two Million Dollars ($2,000,000) of cash on its balance sheet.”

1.5.          Effective as of the Effective Date, Section 3 of the Agreement shall be deleted in its entirety and replaced with the following:

“3.          TERM.

The provisions of Sections 1.1 and 1.2 of this Agreement shall be effective as of the date first set forth above and shall continue in full force and effect for a term (the “Term”) ending on August 15, 2015.”

1.6.          Effective as of the Effective Date, the following sentence shall be added to the end of Section 4.3 of the Agreement:

“Notwithstanding anything in this Agreement or any of the Exhibits to this Agreement (including Exhibit C) to the contrary, the Company will have no obligation to file a registration statement covering any shares of the Company’s Common Stock that may become issuable to Lender pursuant to this Agreement until the thirtieth (30th) day following the end of the Term.”

1.7.          Effective as of the Effective Date, the following language shall be deleted in its entirety from Section 6.7 of the Agreement:

“On the date of this Agreement, the Company has sufficient shares authorized and reserved for issuance upon the exercise of the Investment Units, including the Warrants issued pursuant to Section 5. On the date of any Advance hereunder, the Company has, or will have, sufficient shares authorized and reserved for issuance upon a Conversion or the exercise of the Warrants issued upon such Conversion.”

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1.8.          Effective as of the Effective Date, the following sentences shall be added to the end of Section 4.1(b) of the Agreement:

“Notwithstanding anything in this Agreement to the contrary, Lender shall only be permitted to effect a Conversion if, at the time of the proposed Conversion, the Company has a number of authorized and reserved shares of Common Stock that is sufficient (i) to allow the Company to issue the full number of Units required to be issued upon the Conversion in accordance with this Section 4 and (ii) to allow the full exercise of the Warrants required to be issued upon the Conversion in accordance with this Section 4. The Company’s failure to maintain such a number of authorized and reserved shares of Common Stock shall not be deemed to be a breach of or a default under this Agreement or any Note or Warrant issued pursuant to this Agreement or a breach of any of the representations or warranties made by the Company in this Agreement. In the event that Lender is unable to effect a Conversion as a result of the Company’s failure to maintain such a number of authorized and reserved shares of Common Stock, the Company will use commercially reasonable efforts to increase the number of authorized shares of Common Stock such that the Conversion can be effected by Lender and Lender will be permitted to effect the Conversion following the necessary increase in the number of authorized and reserved shares of Common Stock.”

SECTION 2. OTHER PROVISIONS

2.1.          The amendments set forth herein shall become effective and be binding on the parties hereto as of the Effective Date.

2.2.          Except as expressly provided for in this Amendment, all of the terms, conditions and provisions of the Agreement remain unaltered, are in full force and effect, and are hereby expressly ratified and confirmed. The Agreement and this Amendment shall be read and construed as one Agreement.

2.3.          This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The parties further agree that facsimile signatures or signatures scanned into .pdf (or similar) format and sent by e-mail shall be deemed original signatures.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

LENDER:

/s/ John Joseph McKeon
John Joseph McKeon

THE COMPANY:

Rock Creek Pharmaceuticals, Inc.

By:	/s/ Michael J. Mullan
Name:	Michael J. Mullan
Title:	Chairman and CEO

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